Exhibit 10.2

COVENANT NOT TO COMPETE

THIS COVENANT NOT TO COMPETE (this “Agreement”) is made and effective as of the 28 day of July, 2008 (the “Closing Date”), between Glenn Smith, a resident of the State of California (“Smith”), and VCG-IS, LLC, a Colorado limited liability company (“VCG-IS”).

W I T N E S S E T H:

WHEREAS, all of the assets of 2640 W. Woodland, Inc. (“Woodland”) are to be acquired by VCG-IS pursuant to a certain Assets Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, Imperial Showgirls (hereinafter the “Business”) thereafter will become wholly owned by VCG-IS and will continue to conduct the Business in the same manner as such Business has been conducted by Woodland prior to the Purchase Agreement; and

WHEREAS, Smith is the sole owner of Woodland and has intimate knowledge of the business practices of the Business, which, if exploited by Smith in contravention of this Agreement, would seriously, adversely and irreparably affect the interests of VCG-IS and the Business and the ability of VCG-IS to continue the business of The Business as previously conducted; and

WHEREAS, to induce VCG-IS to enter into the Purchase and consummate the other transactions contemplated by the Purchase Agreement, Smith has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Purchase Agreement and the consideration to be paid to Smith in connection with the Purchase Agreement, the above premises, the mutual promises and covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Smith and VCG-IS, intending to be legally bound, agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

a. “Area” shall mean a radius of twenty-five (25) miles of the Business located at 2640 W. Woodland Drive in Anaheim, California.

b. “Business” shall mean the operations of Imperial Showgirls as conducted as of the Closing Date.

c. “Competing Business” shall mean any business organization of whatever form engaged, either Directly or Indirectly, in any adult entertainment or any

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business or enterprise which is the same as, or substantially the same as, the Business; excluding, however, California Girls, 815 S. Brookhurst, Anaheim, California; California Girls, 1109 S. Harbor, Santa Ana, California; California Girls, 1189 E. Ash, Fullerton, California; TJ’s Theater, 10350 Beach Blvd., Stanton, California; Imperial Showgirls, 9329 Slauson Ave., Pico Rivera, California, or any other such business currently owned or controlled, directly or indirectly, by Sellers or in which Smith is a shareholder, member, partner, officer or director.

d. “Directly or Indirectly” shall mean (i) acting as an agent, representative, officer, director, or independent contractor of a Competing Business; (ii) participating in any such Competing Business as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and (iii) communicating to any such Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the Business or an entity having title to the goodwill of the Business.

e. “Restricted Period” shall mean the period commencing with the Closing Date and ending on the third (3rd) anniversary thereof.

f. “Confidential Information” shall include any and all information related to the purpose and business of the Business which is proprietary and not general public knowledge, specifically including (but without limiting the generality of the foregoing) any financial statements, appraisals, analysis data, cost analyses or strategies, clients, customer lists, suppliers, the sales price paid by VCG-IS, or any other matters regarding the Business. Information that is orally disclosed will be considered “Confidential Information” if VCG-IS indicates to Smith at the time of disclosure the confidential or proprietary nature of the information and provides a written summary of such information to Smith within ten (10) days after the initial oral disclosure thereof. Any technical or business information of a third-person furnished or disclosed shall be deemed “Confidential Information” of the Business unless otherwise specifically indicated in writing to the contrary.

2. Agreement Not to Compete. Unless otherwise consented to in writing by VCG-IS, Smith agrees that during the Restricted Period, he will not, within the Area, either Directly or Indirectly, on his own behalf or in the service or on behalf of others, engage in any Competing Business or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.

3. Agreement Not to Solicit Employees. Smith agrees that during the period commencing with the Closing Date and ending on the three (3rd) anniversary thereof, he will not without the prior written consent of VCG-IS, either Directly or Indirectly, on his own behalf or via sendee or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away from the employment of the Business any Person employed by the Business, whether or not such employee is a full-time employee or temporary employee, whether or not such employment is pursuant to a written agreement, whether

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or not such employment is for a determined period or is at will and whether or not such employee has voluntarily terminated their employment. Further, Smith agrees that he will not, without the prior written consent of VCG-IS, either Directly or Indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away any entertainers who have performed at the Business during the proceeding six (6) months prior to the Closing Date until one (1) year following the Closing Date. The parties agree that this provision shall not prohibit the continued use of entertainers who currently work with other clubs that are currently owned by Smith.

4. Confidentiality. Smith agrees to hold all Confidential Information of the Business in confidence for so long as VCG-IS treats such information as confidential or proprietary, unless otherwise agreed to in writing by the VCG-IS. During such period Smith will use such information solely for the purpose set forth in this Agreement unless otherwise agreed to in writing by VCG-IS. Smith agrees not to copy such Confidential Information of the Business unless otherwise agreed to in writing by the VCG-IS. Smith agrees that he shall not make disclosure of any such Confidential Information to anyone (including subcontractors) except accounting, business, financial and legal advisors of the VCG-IS to whom disclosure is necessary for the purposes set forth above. Smith shall appropriately notify such advisors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. The obligations set forth in this Agreement shall be satisfied by Smith through the exercise of the same degree of care used to restrict disclosure and use of its own Confidential Information.

5. Remedies.

a. Smith acknowledges and agrees that, by virtue of his relationship with the Business, great loss and irreparable damage would be suffered by VCG-IS, including, without limitation, damage to the goodwill and proprietary interests of VCG-IS, if Smith should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 2, 3 and/or 4 hereof. Smith further acknowledges that Smith has examined in detail such restrictive covenants and agreements and agrees that the restraints imposed thereby on Smith are reasonable in the sense that they are no greater than are necessary to protect the goodwill of the Business invested in by VCG-IS pursuant to the Purchase Agreement and to protect VCG-IS in its legitimate business interests, and the restrictive covenants and agreements are reasonable in the sense that they are not unduly harsh or oppressive.

b. The parties acknowledge and agree that any breach of Sections 2, 3 and/or 4 of this Agreement by Smith would result in irreparable injury to VCG-IS, and therefore Smith agrees and consents that VCG-IS shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Smith contained herein.

c. In addition, VCG-IS shall be entitled, upon any breach of Sections 2, 3 and/or 4 of this Agreement by Smith, to demand an accounting and repayment of all profits and other monetary compensation realized by Smith, directly or through any Competing Business controlled by Smith, as a result of any such breach.

d. The rights of VCG-IS under this Section 5 shall not be in limitation or in lieu of any and all other remedies that may be available to VCG-IS under the

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Purchase Agreement or any other agreement, document or instrument provided for therein, or other remedies otherwise available at law or in equity. The existence of any claim, demand, action or cause of action against Smith whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by VCG-IS of any then valid covenants or agreements herein.

6. Severability. Smith agrees that the covenants and agreements contained in Sections 2, 3, 4 and 5 of this Agreement are of the essence of this Agreement; that each such covenant was agreed to by VCG-IS and Smith as part of the transactions contemplated by the Purchase Agreement; that Smith has received good, adequate and valuable consideration for each of such covenants; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of VCG-IS; that irreparable loss and damage will be suffered by VCG-IS should Smith breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from other and remaining provisions of this Agreement; and, that the invalidity or unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement unless expressly stated herein. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn by such court to the extent required to make such provision consistent with, and valid and enforceable under, such law or public policy, and as redrawn may be enforced against Smith.

7. Tolling. In the event that Smith should breach any or all of the covenants set forth in Sections 2, 3 and/or 4 hereof, the running of the period of the restrictions set forth in such section or sections breached shall be tolled during the continuation(s) of any breach or breaches by Smith, and the running of the period of such restrictions shall commence or commence again only upon compliance by Smith with the terms of the applicable section or sections breached.

8. Consideration. In consideration for Smith’s compliance with his obligations under this Agreement, and as part of the transactions contemplated by the Purchase Agreement, Smith shall receive from VCG-IS the sum of Five Thousand ($5,000.00) Dollars in cash on the Closing Date, and such other consideration provided for in the Purchase Agreement. Further, Smith acknowledges and agrees that the terms of this Agreement contained herein are reasonable in light of the good, adequate and valuable consideration which Smith shall receive pursuant to the Purchase Agreement.

9. Waiver. The waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

10. Venue/Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The parties agree that Anaheim, California and the federal and state courts located therein shall be the exclusive venue for any action arising out of

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or relating to this Agreement and each party agrees to the personal jurisdiction of such courts.

11. Amendment. No amendment or modification of this Agreement shall be valid or binding upon VCG-IS or Smith unless made in writing and signed by the parties hereto.

12. Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

a.	If to Smith:

Glenn Smith

1171 E. Ash Ave.

Fullerton, CA 92831

With copies to:

David J. Harter

Law Offices of David J. Harter, APC

13681 Newport Ave., Suite 8-608

Tustin, CA 92780

b.	If to VCG-IS:

VCG-IS, LLC

Troy Lowrie

390 Union Blvd., Suite 540

Lakewood, CO 80228

With a copy to:

Mike Ocello

1401 Mississippi Avenue #10

Sauget, IL 62201

Martin A. Grusin

780 Ridge Lake Boulevard

Suite 202

Memphis, TN 38120

Facsimile: (901) 682-3590

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Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect, but specifically excluding the Purchase Agreement and the agreements, documents and instruments provided for therein.

IN WITNESS WHEREOF, Smith and VCG-IS have each executed and delivered this Agreement as of the date first written above.

/s/ Glenn Smith
Glenn Smith

VCG-IS, LLC, A ~~Colorado~~ HANDWRITTEN: CALIFORNIA limited liability company

By:	/s/ Micheal Ocello
Title:	Vice President

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